Exhibit 99.3

EXCHANGE AGREEMENT

by and among

INTERACTIVE BROKERS GROUP, INC.,

IBG HOLDINGS LLC,

IBG LLC

and

MEMBERS OF IBG LLC

Dated as of May 3, 2007

i

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”), dated as of May 3, 2007, by and among Interactive Brokers Group, Inc., a Delaware corporation (“IBGI”), IBG Holdings LLC, a Delaware limited liability company (“IBG Holdings”), IBG LLC, a Connecticut limited liability company (formerly known as Interactive Brokers Group LLC, “IBG LLC”), and the members of IBG LLC party hereto (the “IBG LLC Members,” and together with IBGI, IBG Holdings and IBG LLC, the “Parties” and each a “Party”).

RECITALS

WHEREAS, IBGI intends to consummate an initial public offering (the “IPO”) of shares of its Class A common stock, par value $0.01 per share (the “Common Stock”);

WHEREAS, in connection with the IPO, the IBG LLC Members desire to contribute their membership interests in IBG LLC to IBG Holdings in exchange for IBG Holdings membership interests pursuant to the terms of this Agreement;

WHEREAS, in connection with the IPO, IBG Holdings desires to sell certain of its membership interests in IBG LLC to IBGI upon consummation of the IPO for an aggregate consideration consisting of: (a) the net proceeds from the IPO, and (b) an amount equal to certain tax benefits to be realized by IBGI over time, in accordance with the Tax Receivable Agreement (as defined below);

WHEREAS, IBGI believes that it is in its best interest to increase its ownership of membership interests of IBG LLC over time and agrees to purchase from IBG Holdings from time to time using the proceeds of periodic offerings of shares of Common Stock, and IBG Holdings agrees to sell to IBGI, membership interests in IBG LLC, commencing one year after consummation of the IPO; and

WHEREAS, IBG LLC agrees to effect such transfers of its membership interests and to take such actions as are otherwise necessary to facilitate the foregoing, including when mutually agreed to redeem IBG LLC membership interests held by IBG Holdings in lieu of a direct sale of such membership interests to IBGI.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1.  Definitions.  As used in this Agreement, the following terms shall have the meanings set forth below (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Agreement” has the meaning assigned to such term in the preamble to this Agreement, and includes any amendments or modifications to this Agreement after the date hereof.

“Closing Date” means the date hereof.

“Common Stock” has the meaning set forth in the recitals.

“Contribution” has the meaning set forth in Section 3.1.

“Electing Member” has the meaning set forth in Section 4.1(b)(ii).

“Elective Redemption” has the meaning set forth in Section 4.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“General Redemption Date” has the meaning assigned to such term in Section 4.1(a).

“Governmental Authority” means any national, local or foreign (including U.S. federal, state or local) or supranational (including European Union) governmental, judicial, administrative or regulatory (including self-regulatory) agency, commission, department, board, bureau, entity or authority of competent jurisdiction.

“IBG Holdings Members” has the meaning assigned to the term “Members” in the IBG Holdings Operating Agreement.

“IBG Holdings Operating Agreement” means the Limited Liability Company Agreement of IBG Holdings LLC, dated as of May 3, 2007, entered into by and among the signatories thereto, as same may be amended from time to time.

“IBG Holdings Series A Shares” has the meaning assigned to the term “Series A Shares” in the IBG Holdings Operating Agreement.

“IBG Holdings Series B Shares” has the meaning assigned to the term “Series B Shares” in the IBG Holdings Operating Agreement.

“IBG Holdings Series C Shares” has the meaning assigned to the term “Series C Shares” in the IBG Holdings Operating Agreement.

“IBG Holdings Shares” has the meaning assigned to the term “Common Shares” in the IBG Holdings Operating Agreement.

“IBGI Board” means the board of directors of IBGI.

“IBG LLC Members” has the meaning set forth in the recitals.

“IBG LLC Operating Agreement” means the Amended and Restated Operating Agreement of IBG LLC, dated as of May 3, 2007, entered into by and between IBG Holdings LLC and Interactive Brokers Group, Inc., as same may be amended from time to time.

“IBG LLC Shares” has the meaning assigned to the term “Shares” in the IBG LLC Operating Agreement.

“Incumbent IBGI Board” means the members of the IBGI Board who were members of the IBGI Board immediately after the consummation of the IPO; provided, however, that any individual becoming a director subsequent to the consummation of the IPO whose election, or nomination for election by IBGI’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent IBGI Board shall be considered as though such individual were a member of the Incumbent IBGI Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the IBGI Board.

“Initial Purchase” has the meaning assigned to such term in Section 3.2.

“IPO” has the meaning assigned to such term in the recitals.

“IPO Date” means the date of the closing of the IPO.

“IPO Effective Date” means the date of effectiveness of the Registration Statement.

“Mandatory Redemption” has the meaning assigned to such term in Section 4.2(a).

“Mandatory Redemption Notice” has the meaning assigned to such term in Section 4.2(b)(ii).

“Party” or “Parties” has the meaning assigned to such term in the preamble to this Agreement.

“Public Offering” means an underwritten or best efforts public offering pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Forms S-4 or S-8 or any similar or successor form.

“Public Offering Redemption Price” has the meaning ascribed to such term in Section 4.1(b)(iii).

“Redemption Request” has the meaning set forth in Section 4.1(b)(ii)(B).

“Registration Statement” means, as applicable, the registration statement on Form S-1 of IBGI under the Securities Act relating to the Common Stock to be issued in the IPO, as amended or supplemented from time to time.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Stock Price” means, as of any particular date, the volume weighted average closing price of a share of Common Stock for the thirty (30) most recent trading days on the primary national securities exchange on which the Common Stock is traded, as reported by Bloomberg L.P. or, if Bloomberg L.P. is not available, as determined by another reputable third-party information source selected by IBGI.

“Tax Receivable Agreement” means the Tax Receivable Agreement to be entered into by and between IBGI and IBG Holdings, substantially in the form of Exhibit A hereto, with such changes as may be determined by the parties thereto.

SECTION 1.2.  General.  Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. When used herein:

(a)           the word “or” is not exclusive;

(b)           the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(c)           the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(d)           the word “person” means any individual, corporation, limited liability company, trust, joint venture, association, company, partnership or other legal entity or a Governmental Authority; and

(e)           all section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement.

SECTION 1.3.  References to Time.  All references in this Agreement to times of day shall be to Greenwich, Connecticut time.

ARTICLE II

REPRESENTATION AND WARRANTIES

SECTION 2.1.  Representations and Warranties of IBG LLC Members.

(a)           Each IBG LLC Member severally represents and warrants to each of IBG LLC, IBG Holdings and IBGI, as of the date hereof, that (i) this Agreement constitutes the legal, valid and binding obligation of such IBG LLC Member, enforceable against such IBG LLC Member in accordance with its terms (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles); (ii) neither the execution and delivery of this

Agreement by such IBG LLC Member nor the consummation of the transactions contemplated herein conflicts with or results in a breach of any of the terms, conditions or provisions of any agreement or instrument to which such IBG LLC Member is a party or by which the material assets of such IBG LLC Member are bound, or constitutes a default under any of the foregoing, or violates any law or regulation; (iii) there are no actions, suits or proceedings pending, or, to the knowledge of such IBG LLC Member, threatened against or affecting such IBG LLC Member or such IBG LLC Member’s assets in any court or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which, if adversely determined, would impair the ability of such IBG LLC Member to perform this Agreement; (iv) the performance of this Agreement will not violate any order, writ, injunction, decree or demand of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality to which such IBG LLC Member is subject; and (v) no statement, representation or warranty made by such IBG LLC Member in this Agreement, nor any information provided by such IBG LLC Member for inclusion in a registration statement filed by IBGI, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements, representations or warranties contained herein or information provided therein not misleading; and

(b)           Each IBG LLC Member severally represents and warrants to each of IBG LLC, IBG Holdings and IBGI, as of the date hereof, that such IBG LLC Member has good, valid and marketable title to the IBG LLC membership interests to be contributed to IBG Holdings pursuant to Section 3.1 hereof, free and clear of any pledge, lien, security interest, charge, claim, equity or encumbrance of any kind, other than pursuant to this Agreement, the IBG LLC Operating Agreement or the IBG Holdings Operating Agreement.

Each IBG LLC Member shall promptly notify IBG LLC, IBG Holdings and IBGI of any breaches of such representations or covenants.

SECTION 2.2.  Representations and Warranties of IBG LLC, IBGI and IBG Holdings.

(a)           Each of IBG LLC, IBGI and IBG Holdings represents that it has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement; and

(b)           Each of IBG LLC, IBGI and IBG Holdings represents that this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof (assuming the due execution and delivery thereof by the other Parties).

ARTICLE III

CONTRIBUTION AND INITIAL PURCHASE

SECTION 3.1.  Contribution.  On the IPO Effective Date, the IBG LLC Members shall contribute their IBG LLC membership interests to IBG Holdings in exchange for IBG Holdings

Shares (the “Contribution”); provided that the Contribution with respect to the IBG LLC membership interests held by Thomas Peterffy individually shall not occur until immediately after giving effect to the Initial Purchase described in Section 3.2 below.  Upon completion of the Contribution, IBG Holdings shall issue to each IBG LLC Member IBG Holdings Shares in the series and in the numbers set forth in such IBG LLC Member’s Contribution Notice and admit such IBG LLC Member as an IBG Holdings Member pursuant to the IBG Holdings Operating Agreement.  Upon the completion of the Contribution, IBG LLC shall admit IBG Holdings as a member pursuant to the IBG LLC Operating Agreement, and the books and records of IBG LLC shall be updated to reflect the Contribution.

SECTION 3.2.  Initial Purchase.  On the IPO Effective Date, after giving effect to the Contribution, IBG Holdings shall sell 40,000,000 IBG LLC Shares to IBGI (the “Initial Purchase”) for an aggregate consideration consisting of: (a) the sum of $1,177,892,000, such amount to be paid out of the net proceeds of the IPO, and (b) an amount equal to the tax benefits to be realized by IBGI over time, in accordance with the Tax Receivable Agreement, in connection with the Initial Purchase.  IBGI shall pay the cash consideration set forth in clause (a) above on the IPO Date by wire transfer of immediately available funds to an account designated in writing by IBG Holdings.  Upon completion of the Initial Purchase, the Contribution with respect to the IBG LLC membership interests held by Thomas Peterffy individually shall be consummated, IBG LLC shall admit IBGI as its sole managing member pursuant to the IBG LLC Operating Agreement, and the books and records of IBG LLC shall be updated to reflect the Initial Purchase.

SECTION 3.3.  Effect of Contribution and Initial Purchase.  On the IPO Effective Date, in connection with the Contribution and the Initial Purchase, (a) IBGI and IBG Holdings shall enter into the IBG LLC Operating Agreement, (b) IBG LLC shall admit IBGI as its sole managing member pursuant to the IBG LLC Operating Agreement, (c) IBG LLC shall admit IBG Holdings as a member pursuant to the IBG LLC Operating Agreement, (d) IBG LLC shall have only two members (IBGI, which will be its sole managing member, and IBG Holdings), and (e) the books and records of IBG LLC shall be updated to reflect the Contribution and the Initial Purchase.

SECTION 3.4.  Class B Common Stock.  On the IPO Effective Date, IBG LLC shall transfer to IBG Holdings the 100 shares of Class B Common Stock, par value $0.01 per share, of IBGI then held by IBG LLC, which shares represent all of the authorized, issued and outstanding shares of such Class B Common Stock.

ARTICLE IV

PURCHASES AND REDEMPTIONS

SECTION 4.1.  Elective Redemptions.

(a)           Elective Redemptions. Each IBG Holdings Member shall be entitled to cause the redemption of such IBG Holdings Member’s IBG Holdings Shares (or portion thereof) so redeemable in accordance with the following schedule and the procedures set forth in this Article IV: (i) 10.0% of such IBG Holdings Member’s IBG Holdings Shares on the IPO Date,  (ii) an

additional 12.5% of such IBG Holdings Member’s IBG Holdings Shares on each of the first seven anniversaries of the IPO Date, and (iii) the remaining portion of such IBG Holdings Member’s IBG Holdings Shares on the eighth anniversary of the IPO Date; provided that, a holder of IBG Holdings Series C Shares may cause the redemption of its IBG Holdings Series C Shares (x) only subsequent to the redemption of all of such holder’s IBG Holdings Series B Shares and (y) only if such holder remains in compliance with the covenants set forth in Sections 8.7 and 8.8 of the IBG Holdings Operating Agreement.  Each redemption subsequent to the IPO Date (an “Elective Redemption”) shall occur: (i) on or about the date that is the first anniversary of the IPO Date and on or about each subsequent anniversary date thereof (each such anniversary date, a “General Redemption Date”), or (ii) if not on or about a General Redemption Date, with the prior written consent of the managing member of IBG Holdings; provided that, an IBG Holdings Member must be in compliance with all applicable covenants and obligations under the IBG Holdings Operating Agreement in order to remain entitled to cause an Elective Redemption.

(b)           Procedures.

(i)            Subject to clause (ii) below, each Elective Redemption of IBG Holdings Shares shall be effected in accordance with the IBG Holdings Operating Agreement.

(ii)           Except as otherwise provided in this clause (ii), each IBG Holdings Member who shall be entitled to cause the redemption of such IBG Holdings Member’s IBG Holdings Shares (or portion thereof) so redeemable in accordance with Section 4.1(a) hereto (an “Electing Member”) shall prepare and deliver to IBG Holdings and IBGI, for IBG LLC as its managing member and for itself, a written request in the form attached hereto as Exhibit C signed by such Electing Member (A) stating the number of IBG Holdings Shares that such Electing Member desires to have redeemed and (B) certifying that such Electing Member is entitled to cause the redemption of the IBG Holdings Shares specified by such Electing Member and that such Electing Member is the beneficial owner of such IBG Holdings Shares (each such request, a “Redemption Request”).  A properly completed Redemption Request must be delivered to IBG Holdings and IBGI not less than 60 days or more than 90 days prior to the General Redemption Date on which such Electing Member desires to effect the Elective Redemptions in accordance with this Section 4.1.  Once delivered, a Redemption Request shall be irrevocable.

(iii)          Upon receipt of all Redemption Requests relating to a given General Redemption Date, unless otherwise determined by IBGI, IBG LLC and IBG Holdings that the redemption of IBG Holdings Shares will be funded as provided in Section 4.3(c), IBGI shall use its commercially reasonable efforts to consummate a Public Offering of a number of shares of Common Stock (adjusted per Section 5.1) approximately equal to the aggregate number of IBG Holdings Shares specified in such Redemption Requests.  Upon consummation of such Public Offering, IBGI shall purchase from IBG Holdings and IBG Holdings shall sell to IBGI that number of IBG LLC Shares equal to the aggregate number of IBG Holdings Shares specified in such Redemption Requests at a purchase price per share equal to the offering price per share of Common Stock in such Public Offering minus any applicable underwriting discounts or placement agency fees (the “Public Offering Redemption Price”).  IBG LLC shall bear the costs of the Public

Offering other than (i) underwriting discounts or placement agency fees, which effectively shall be borne by the IBG Holdings Members making such Redemption Requests and (ii) legal fees and expenses of the selling IBG Holdings Members.

SECTION 4.2.  Mandatory Redemptions.

(a)           Mandatory Redemptions. IBG Holdings (with the prior approval of the IBGI Board) shall be entitled to cause one or more redemptions (each such redemption, a “Mandatory Redemption”) with respect to all or some IBG Holdings Shares, in IBG Holdings’ discretion, at any time following the first anniversary of the IPO Date. A Mandatory Redemption shall occur with respect to IBG Holdings Shares without any action required on the part of the IBG Holdings Member holding such IBG Holdings Shares.

(b)           Procedures.

(i)            Each Mandatory Redemption of IBG Holdings Shares shall be effected in accordance with the IBG Holdings Operating Agreement.

(ii)           In the event of a Mandatory Redemption pursuant to Section 4.2(a), IBG Holdings shall provide written notice (each such notice, a “Mandatory Redemption Notice”) to each of IBGI and IBG LLC of such election, which notice shall state (A) whether the Mandatory Redemption shall apply to all or some of the IBG Holdings Shares and, if it shall apply only to some thereof, to which IBG Holdings Shares such Mandatory Redemption shall apply, and (B) the anticipated date on which the Mandatory Redemption shall be consummated.

(iii)          Upon receipt of a Mandatory Redemption Notice, unless otherwise determined by IBGI, IBG LLC and IBG Holdings that the redemption of IBG Holdings Shares will be funded as provided in Section 4.3(c), IBGI shall use its commercially reasonable efforts to consummate a Public Offering of a number of shares of Common Stock (adjusted per Section 5.1) approximately equal to the number of IBG Holdings Shares specified in such Mandatory Redemption Notice.  Upon consummation of such Public Offering, IBGI shall purchase from IBG Holdings and IBG Holdings shall sell to IBGI that number of IBG LLC Shares equal to the aggregate number of IBG Holdings Shares specified in such Mandatory Redemption Notice at a purchase price for share equal to the Public Offering Redemption Price.

(iv)          In the event of any Mandatory Redemption, IBG Holdings shall use its reasonable best efforts to deliver notice thereof to the applicable IBG Holdings Members not less than 20 days prior to the effective date of such Mandatory Redemption.

Notwithstanding anything to the contrary set forth herein, any failure to provide such notice for any reason shall not affect the validity or enforceability of any Mandatory Redemption.

SECTION 4.3.  Purchases and Redemptions Generally.

(a)           Public Offerings of Shares of Common Stock.  Notwithstanding anything to the contrary set forth herein, (i) IBGI shall not be obligated to effect any purchase of IBG LLC

Shares unless and until IBGI has consummated a Public Offering of a number of shares of Common Stock (adjusted per Section 5.1) approximately equal to the aggregate number of IBG Holdings Shares specified in Redemption Requests or a Mandatory Redemption Notice, as applicable, and (ii) unless otherwise determined by IBGI, IBG LLC and IBG Holdings that the redemption of IBG Holdings Shares will be funded as provided in Section 4.3(c), IBG Holdings shall not be obligated to effect any redemption of IBG Holdings Shares unless and until IBG Holdings has received from IBGI the cash consideration for the purchase of the applicable IBG LLC Shares.  IBGI’s commercially reasonable efforts to consummate a Public Offering shall include without limitation providing, and causing its subsidiaries to provide, necessary and appropriate road show support for such Public Offering.

(b)           Restriction on Participation in Public Offerings by IBG Holdings Members. Unless otherwise permitted by the managing member of IBG Holdings and the IBGI Board, no IBG Holdings Member may acquire shares of Common Stock in connection with any Public Offering described in Section 4.3(a).

(c)           Alternative Financing of Redemptions.

(i)            At the option of, and upon mutual agreement of, IBGI, IBG Holdings and IBG LLC, in lieu of, or in addition to, consummating one or more Public Offerings as set forth in this Article IV, redemptions of IBG Holdings Shares may be effected using cash on hand at IBG LLC and corresponding redemptions by IBG LLC of its interests held by IBG Holdings.  In such cases, the redemption price per IBG Holdings Share and IBG LLC Share shall be the Stock Price of the Common Stock as of the date of redemption.

(ii)           In the event a redemption of IBG Holdings Shares is financed using a combination of a Public Offering and cash on hand at IBG LLC, (A) IBG Holdings shall apply the proceeds from sales of IBG LLC Shares to IBGI in conjunction with a Public Offering as follows: (x) first, to redeem any IBG Holdings Series A Shares scheduled for redemption, (y) second, to the extent there are remaining proceeds, to redeem any IBG Holdings Series B Shares scheduled for redemption, and (z) third, to the extent there are remaining proceeds, to redeem any IBG Holdings Series C Shares scheduled for redemption, and (B) IBG Holdings shall apply the proceeds from redemptions of IBG LLC Shares by IBG LLC from cash on hand at IBG LLC as follows: (x) first, to redeem any IBG Holdings Series C Shares scheduled for redemption, (y) second, to the extent there are remaining proceeds, to redeem any IBG Holdings Series B Shares scheduled for redemption, and (z) third, to the extent there are remaining proceeds, to redeem any IBG Holdings Series A Shares scheduled for redemption.

(d)           Set-Off.  In the event an IBG Holdings Member becomes liable to IBGI or any of its Affiliates for any reason, IBGI (or its Affiliates, as applicable) may set-off such liabilities against any Purchase consideration otherwise payable to IBG Holdings under Article IV of this Agreement.

SECTION 4.4.  IBG Holdings Shares.  The IBG Holdings Shares, which shall be issued by IBG Holdings on the IPO Effective Date pursuant to Section 3.1 hereof, are subject to certain restrictions and other terms and conditions as set forth in the IBG Holdings Operating Agreement.

ARTICLE V

RELATIONSHIP AMONG THE PARTIES

SECTION 5.1.  Parity of IBG Holdings Shares and Shares of Common Stock.  It is the intention of each of IBGI, IBG Holdings and IBG LLC that, unless otherwise determined by the IBGI Board, the number of IBG LLC Shares outstanding shall at all times equal the number of outstanding shares of Common Stock plus the number of IBG Holdings Shares outstanding (such that the number of IBG LLC Shares and IBG Holdings Shares would be proportionately adjusted as necessary in the event of any issuance or repurchase by IBGI of shares of Common Stock), and each of IBGI, IBG Holdings and IBG LLC agrees to cooperate to effect the intent of this sentence.  In the event that IBGI shall: (i) subdivide the outstanding shares of Common Stock into a greater number of shares; (ii) combine the outstanding shares of Common Stock into a smaller number of shares; (iii) pay a dividend or make a distribution on shares of Common Stock in the form of shares of Common Stock; (iv) make a distribution on shares of Common Stock in shares of its share capital other than Common Stock; or (v) issue by reclassification of the outstanding shares of Common Stock any shares of its share capital, then the number of IBG LLC Shares and IBG Holdings Shares would be proportionately adjusted to the extent necessary to preserve the economic rights of IBGI and IBG Holdings in IBG LLC, with such adjustment to be determined in good faith by the IBGI Board in consultation with IBG Holdings.

SECTION 5.2.  IBG LLC Further Assurances.  IBG LLC agrees to effect transfers of its IBG LLC Shares and to take such actions as are otherwise necessary to facilitate the transactions contemplated by this Agreement.

ARTICLE VI

MISCELLANEOUS

SECTION 6.1.  Entire Agreement.  This Agreement and the Schedules hereto shall constitute the entire agreement among the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

SECTION 6.2.  Expenses.

(a)           Except as expressly set forth in this Agreement, all third party fees, costs and expenses paid or incurred in connection with the transactions contemplated by this Agreement will be paid by the Party incurring such fees, costs or expenses.

(b)           With respect to the IPO, IBG LLC shall pay all third party costs, fees and expenses relating to the IPO, all of the reimbursable expenses of the placement agent pursuant to the placement agency agreement, and all of the costs of producing and filing the applicable Registration Statement and printing, mailing and otherwise distributing the prospectus contained in such Registration Statement.

(c)           Subsequent to the IPO, IBG LLC shall reimburse IBGI for all reasonable third party costs, fees and expenses incurred by IBGI in the ordinary course of business, including all costs associated with all reports and other filings with the SEC.

SECTION 6.3.  Notices.  All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a Party may designate by notice to the other Parties):

If to IBG LLC:

IBG LLC
One Pickwick Plaza
Greenwich, Connecticut  06830
Attention: Thomas Peterffy, Managing Member
Fax: (203) 618-5934

If to IBGI:

Interactive Brokers Group, Inc.
One Pickwick Plaza
Greenwich, Connecticut  06830
Attention: Thomas Peterffy, Chairman, Chief Executive Officer and President
Fax: (203) 618-5934

If to IBG Holdings:

IBG Holdings LLC
One Pickwick Plaza
Greenwich, Connecticut  06830
Attention: Thomas Peterffy, Managing Member
Fax: (203) 618-5934

If to Members of IBG LLC:

To the addresses set forth on the books and records of IBG LLC.

SECTION 6.4.  Amendment, Modification or Waiver.  This Agreement may be amended, modified, waived or supplemented, in whole or in part, only by a written agreement signed by IBGI, IBG LLC and IBG Holdings. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  The waiver by such Parties of any breach of this Agreement shall not be construed as a waiver of any subsequent breach.

SECTION 6.5.  Successors and Assigns; No Third Party Beneficiaries.

(a)           This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns, but neither this Agreement nor any of the rights, interests and obligations hereunder shall be assigned or otherwise transferred, in whole or in part, by any Party without the prior written consent of each of the Parties.

(b)           This Agreement is solely for the benefit of the Parties and is not intended to confer upon any other persons any rights or remedies hereunder.

SECTION 6.6.  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 6.7.  Negotiation.  In the event of any dispute or disagreement between any of the Parties arising out of or in connection with this Agreement (including with respect to the interpretation or performance of any provision hereof), the dispute or disagreement, upon written request of a Party, as applicable, shall be referred to representatives of the Parties involved in such dispute for decision.  Such applicable representatives of the Parties shall promptly meet in a good faith effort to resolve the dispute or disagreement or determine a means to resolve the dispute or disagreement. If such representatives do not agree upon a decision within 30 days after reference of the matter to them, the Parties shall be free to exercise all rights and remedies available to them under this Agreement.

SECTION 6.8.  Specific Performance.  The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled by law or equity.

SECTION 6.9.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than the laws regarding choice of laws and conflicts of laws that would apply the substantive laws of any other jurisdiction) as to all matters, including matters of validity, construction, effect, performance and remedies.

SECTION 6.10.  Jurisdiction.  Each of the Parties agrees that all actions or proceedings arising out of or in connection with this Agreement, or for recognition and enforcement of any judgment arising out of or in connection with this Agreement, shall be tried and determined exclusively in the state or federal courts in the State of Connecticut,  and each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Parties hereby expressly waives any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action or proceeding: (a) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (c) that (i) any of the aforesaid courts is an inconvenient or inappropriate forum for such action or proceeding, (ii) venue is not proper in any of the aforesaid courts and (iii) this Agreement  or the subject matter hereof may not be enforced in or by any of the aforesaid courts.

SECTION 6.11.  Interpretation.  The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

SECTION 6.12.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

INTERACTIVE BROKERS GROUP, INC.

By:	/s/ Thomas Peterffy
	Name:	Thomas Peterffy
	Title:	Chairman, Chief Executive Officer and
President

IBG HOLDINGS LLC

By:	/s/ Thomas Peterffy
	Name:	Thomas Peterffy
	Title:	Managing Member

IBG LLC

By:	/s/ Thomas Peterffy
	Name:	Thomas Peterffy
	Title:	Managing Member

[Signatures of the Members of IBG LLC]

Signature Page to Exchange Agreement